Exhibit 99.01
FOR IMMEDIATE RELEASE                     Contact: David A. Garrison, CFO
Website: http://www.arthrt.com                                 (978) 602-1436

May 10, 2013

Arrhythmia Research Technology, Inc. Announces
NIH-funded Multi-center Study reports on key role of the Signal-Averaged Electrocardiogram (SAECG) in identifying patients at risk of potentially lethal ventricular arrhythmias

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE MKT:HRT) (the Company) announces positive results of the Company's Signal-Averaged Electrocardiography (SAECG) technology employed in a multi-center clinical trial that studied 484 patients with prior myocardial infarction (heart attack).  Twenty two major cardiac centers including University of Rochester, Duke University, University of Pennsylvania and UMass Memorial Hospital participated in this study. The patients enrolled were considered at high risk of ventricular arrhythmias because of low ejection fraction (EF ≤ 35%).  Patients received implantable cardiac defibrillators (ICD) as primary prevention against sudden cardiac death.  The multi-center study assessed these patients for ventricular arrhythmia risk using more than ten different ECG-based diagnostic methodologies and algorithms, including 12-lead ECG, 24-hour Holter monitoring, T wave alternans and SAECG-derived parameters.  From this large battery of ECG tests, only the Company's SAECG-derived low QRS waveform voltage, along with frequent premature ventricular beats from Holter recordings, were found to be significantly predictive of ventricular arrhythmias.
Dr. Wojciech Zareba, Professor of Medicine, Director of the Heart Research Follow Up Program at the University of Rochester and Principal Investigator of this NIH-funded study said, “Our multi-center study rigorously applied a large battery of clinically available ECG test methods.  Out of these we found only two ECG-based test results capable of predicting ventricular arrhythmia risk: total root-mean-square voltage of less than 25 microvolts from the SAECG, and greater than 500 ventricular premature beats from 24-hour Holter recordings. We are pleased that these results demonstrate an important role of SAECG in the assessment of risk for ventricular tachycardia or fibrillation in post-myocardial infarction patients.  These findings may pave the way for more targeted implantation of ICD's in heart attack patients that are most likely to develop potentially lethal ventricular arrhythmias, and hence benefit from ICD implant.”
President and Chief Executive Officer of the Company, Salvatore Emma, Jr. said, “We are pleased that our patented SAECG technology made such an important contribution to this study.  The ability for the Company's PREDICTOR® SAECG analysis software to provide better patient selection for ICD implantation is extremely encouraging.”
Each year approximately 1.5 million Americans suffer a myocardial infarction (MI); these heart attack survivors are susceptible to sudden cardiac death, which claims an estimated 325,000 lives annually. SAECG and 24-hour Holter test results used in conjunction with low ejection fraction can potentially expand screening of these post-MI patients to better identify high risk patients for primary prevention ICD therapy.

About Arrhythmia Research Technology, Inc.
The Company has developed and distributes a customizable proprietary signal-averaged electrocardiography (SAECG) software used to diagnose the risk of certain heart arrhythmias and that is reconfigurable for a variety of hardware platforms. Also, the Company through its wholly-owned subsidiary, Micron Products, Inc. has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage development and engineering from prototyping to full scale manufacturing as well as packaging and product fulfillment services. Its subsidiary, Micron Products, Inc., also manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.